Exhibit 99.4

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Gryphon Digital Mining, Inc. with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus contained therein and any amendment or supplement thereto, as a person who is to become a director of Gryphon Digital Mining, Inc. effective immediately following the closing of the Mergers (as defined in the Registration Statement) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Michael Broukhim
Michael Broukhim
June 6, 2025